Exhibit 10.26

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

BETWEEN

BRUCE CRAWFORD

AND

NANOMETRICS INCORPORATED

This Amended and Restated Executive Severance Agreement (the “Severance Agreement”) is made and entered into this 23rd day of February, 2010 by and between Bruce Crawford (“Executive”) and Nanometrics Incorporated (the “Company”), a Delaware corporation.

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of Executive’s involuntary termination without Cause (as defined herein) or resignation for Good Reason (as defined herein), including in connection with a Change of Control (as defined herein), can result in significant distractions to the Executive;

WHEREAS, the Compensation Committee considers the continued service of Executive to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest, and to provide the Executive with reasonable compensation and benefit arrangements upon Executive’s involuntary termination without Cause or resignation for Good Reason, including in connection with a Change of Control;

WHEREAS, the Executive and the Company previously entered into an Executive Severance Agreement dated as of July, 2007 (the “Existing Agreement”); and

WHEREAS, the Executive and the Company now desire to amend and restate the Existing Agreement in its entirety by entering into this Severance Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1. This Severance Agreement is intended solely to set out the parties’ understanding with respect to the involuntary separation without Cause or the resignation for Good Reason, including in connection with a Change of Control, of Executive and is not intended to constitute a contract of employment for any period of time. Executive understands that he is, and following the execution of this Severance Agreement, remains an, at-will employee of the Company and may be terminated at any time with or without cause or notice

2. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any: (a) unpaid base salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (d) unreimbursed business expenses required to be reimbursed to Executive; and (e)

rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable, and each as may be amended from time to time. In addition, depending on the reason for termination, Executive may be entitled to the additional amounts and benefits specified in Sections 3 or 4 of this Severance Agreement. Upon the termination of Executive’s employment with the Company for any reason, unless otherwise requested by the Company’s Board of Directors, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates, including, without limitation, any boards of any subsidiaries) voluntarily, without any further required action by Executive, as of the end of the Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

3. In the event that Mr. Crawford’s employment with the Company is terminated by the Company without Cause on or after the date hereof, effective as of the date of separation from employment and subject to Sections 5 through 9 of this Severance Agreement, the vesting of each outstanding equity award relating to shares of the Company’s common stock shall accelerate and become immediately exercisable as to that number of shares that would have vested had Mr. Crawford remained an employee of the Company through the twelve-month anniversary of the date of separation from employment. In addition, in the event that Mr. Crawford’s employment with the Company is terminated by the Company without Cause on or after the date hereof, the Company agrees, effective as of the date of separation from employment and subject to Sections 5 through 9 of this Severance Agreement, as a separation payment, (i) to pay to Mr. Crawford his annual salary (as in effect immediately prior to such separation from employment), but no bonuses, on the Company’s normal paydays for a period of six (6) months from the date of separation from employment and (ii) to reimburse Mr. Crawford for his premium payments under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of one (1) year from the date of separation from employment. If Mr. Crawford’s separation is for Cause, he shall be due no separation payment or reimbursement of COBRA premium payments and will not benefit from the equity award acceleration referenced in this Section 3.

4. In the event that Executive’s employment with the Company is terminated by the Company without Cause or Executive resigns for Good Reason from all of his employment positions with the Company and its subsidiaries, in each case within twelve (12) months following a Change of Control, the Company agrees, subject to Sections 5 through 9 of this Severance Agreement, to provide Executive with the following as a separation payment, in lieu of any payments and benefits that might otherwise be due him pursuant to Section 3 of this Severance Agreement: (i) to pay to Executive his annual base salary (as in effect immediately prior to such separation from employment) in a one-time lump sum payment; (ii) to pay to Executive an amount equal to one hundred percent (100%) of the most recent bonus actually received by Executive, in a one-time lump sum payment; (iii) to reimburse Executive for his premium payments under COBRA for a period of one (1) year from the date of his separation from employment; and (iv) one hundred percent (100%) of the unvested shares subject to Executive’s then outstanding equity awards will immediately vest and, if applicable, become exercisable (such equity awards, the “Exercisable Awards”); provided, that, if Executive is unable to exercise all or a portion of the Exercisable Awards during the applicable exercise period due to a contractual, legal or regulatory restriction that prohibits the exercise of the Company’s equity awards, the exercise period of such Exercisable Award shall be automatically extended for an additional ninety (90) days following the termination of such contractual, legal or regulatory restriction. If Executive’s separation is for Cause or he relinquishes his positions voluntarily without Good Reason, he shall be due no separation payment pursuant to this Section 4. Notwithstanding anything herein to the contrary, the maximum amount that Executive shall be entitled to receive pursuant to this Section 4(i) and Section 4(ii) shall be two (2) times Executive’s then-current base salary, calculated on a pre-tax basis.

5. Notwithstanding anything in this Severance Agreement to the contrary, reimbursement for premiums paid under COBRA pursuant to this Severance Agreement shall be paid only if Executive validly elects to continue coverage under COBRA and shall be reimbursed only until the earlier of: (i) the termination date set forth in Section 3 or 4 of this Severance Agreement, as applicable; (ii) the date upon which Executive and Executive’s eligible dependents become otherwise covered under similar plans; and (iii) the date upon which Executive and Executive’s eligible dependents cease to be eligible for coverage under COBRA.

6. Notwithstanding anything to the contrary in this Severance Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code (as defined herein) and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s separation from employment, then any severance payments payable pursuant to this Severance Agreement and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s separation from employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Severance Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

To the extent that the severance payments under the Existing Agreement constitute deferred compensation under Section 409A, the change in payment form from installments to lump sum after a Change of Control set forth in Section 4 shall be effective only to the extent that the change in payment form does not subject the severance payments to additional tax imposed under Section 409A. To the extent that the severance payments under the Existing Agreement constitute deferred compensation under Section 409A and it is necessary to do so in order not to subject the severance payments to additional tax imposed under Section 409A, it is intended that the Company shall and the Company hereby agrees to use its best efforts to terminate and pay out on or within twelve (12) months following a Change of Control that constitutes a change of control event as defined in Treasury Regulations §1.409A-3(i)(5)(v) (or any successor thereto) (“409A Change of Control”) in accordance with Treasury Regulations

§1.409A-3(j)(4)(ix) (or any successor thereto) all arrangements which constitute separation pay plans as described in Treasury Regulations §1 .409A-1(c)(2)(i)(D) (or any successor thereto) to facilitate the payment of the lump sum provided in Section 4 without subjecting the amount to additional tax imposed under Section 409A and payment in such lump sum shall be limited to situations constituting a 409A Change of Control.

7. The severance payments and benefits provided herein shall be conditioned on the following:

(a) The receipt of any severance or other benefits pursuant to this Severance Agreement will be conditioned upon (i) Executive signing and not revoking a release of claims in a form acceptable to the Company; (ii) Executive’s promptly resigning from all positions with the Company as requested; and (iii) Executive continuing to comply with the terms of any Confidential Information Agreement by which he is then bound. No severance or other benefits will be paid or provided until the release agreement becomes effective.

The requirement for a release in this Section 7(a) shall be construed in accordance with Section 409A, and Executive shall not have the ability to determine the timing of any payments under this Severance Agreement that are subject to Section 409A (“409A Payments”) by virtue of the time the Executive executes and delivers the release. To the extent that Executive is required to execute and deliver a release to receive a 409A Payment and this Severance Agreement provides for such 409A Payment to be provided prior to the 60th day following the Executive’s “separation from service” pursuant to Section 409A (“Separation from Service”), such 409A Payment will be provided upon the 60th day following Executive’s Separation from Service provided the release has been executed, delivered and effective prior to such time. To the extent that Executive is required to execute and deliver a release to receive a 409A Payment and this Severance Agreement provides for such 409A Payment to be provided in accordance with Section 6, such 409A Payment will be provided as set forth in Section 6 provided the release has been executed, delivered and effective prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the date six (6) months after the Executive’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 6 or the 60th day following Executive’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 6, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A. To the extent that any payments or benefits under this Severance Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) (or any successor thereto) or otherwise and require Executive to provide a release to obtain such payments or benefits, any release required for such payment or benefit must be provided no later than March 11th of the calendar year following the calendar year of the Executive’s Separation from Service.

(b) During the period of Executive’s employment with the Company and the Continuance Period (as defined herein), Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any officer, director or agent of the Company. Notwithstanding the foregoing, nothing contained in this Severance Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(c) Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive the separation payments set forth in Sections 3 or 4 of this Severance Agreement (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company; provided, however, that nothing contained in this Section 7(c) shall be construed to prohibit Executive from purchasing and owning (directly or indirectly) up to two percent (2%) of the capital stock or other securities of any competitor corporation or other or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall be excluded from the prohibition set forth in this Section 7(c). Upon any breach of this Section 7(c), all severance payments pursuant to this Severance Agreement shall immediately cease.

(d) Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the separation payments set forth in Sections 3 or 4 of this Severance Agreement (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

8. All payments made pursuant to this Severance Agreement will be subject to standard deductions and the withholding of applicable taxes.

9. In the event that the severance and other benefits provided for in this Severance Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s separation payments under this Severance Agreement will be either:

(a) delivered in full; or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the independent public accountants who are primarily used by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10. The following capitalized terms shall the meanings set forth herein:

(a) Cause. For purposes of this Severance Agreement, “Cause” means (i) Executive’s willful misconduct; (ii) Executive’s unjustifiable neglect of his duties (as determined in the good faith judgment of the Board); (iii) Executive’s acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation; (iv) Executive’s repeated material failure or repeated refusal to comply with written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (vi) any material breach by Executive of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information; (vii) Executive’s theft, dishonesty, or falsification of any Company records; (viii) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or (ix) Executive (A) obstructing or impeding, (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”

(b) Change of Control. For purposes of this Severance Agreement, “Change of Control” means the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; or

(ii) Any action or event occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.

(c) Code. For purposes of this Severance Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d) Continuance Period. For purposes of this Severance Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the date on which Executive is no longer entitled to receive severance payments under this Severance Agreement.

(e) Good Reason. For purposes of this Severance Agreement, “Good Reason” means the occurrence of one or more of the following events without his written consent: (i) a material reduction of Executive’s base salary in any one year; (ii) the relocation of Executive to a facility that is more than fifty (50) miles from his current location; (iii) the failure of the Company to obtain assumption of this Severance Agreement by any successor; and (iv) the willful breach by the Company of any material element of the then-current employment agreement or a material provision of this Severance Agreement

11. This Severance Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Severance Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Severance Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. This Severance Agreement constitutes the entire agreement between the parties pertaining to the separation of Executive from employment with the Company and its subsidiaries, is intended to apply to the exclusion of all other remedies in the event of such separation and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Existing Agreement. The Company and Executive agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. No waiver, alteration, or modification of any of the provisions of this Severance Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Severance Agreement will continue in full force and effect without said provision.

14. This Severance Agreement shall be governed by and construed in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

15. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its’ promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California laws. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitration proceedings will allow for discovery according to the rules set forth in the JAMS Rules or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive and the Company agree that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS Rules conflict with the Rules, the Rules will take precedence. The Company and Executive agree that the arbitration proceedings will take place in San Jose, California.

(c) Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

16. Executive acknowledges and agrees that Executive is executing this Severance Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that he has carefully read this Severance Agreement and that he has asked any questions needed for him to understand the terms, consequences and binding effect of this Severance Agreement and fully understand it, including that he is waiving his right to a jury trial. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Severance Agreement.

17. This Severance Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

18. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o Corporate Secretary

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, CA 95035

If to Executive:

at the last residential address known by the Company.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Severance Agreement as of the date first above written.

NANOMETRICS INCORPORATED

By:	/s/ Timothy J. Stultz
Timothy J. Stultz, Ph.D.
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Bruce Crawford
Bruce Crawford